Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated May 22, 2020, with respect to the Statements of Revenues and Direct Expenses of Granite City for the fiscal years ended December 26, 2017 and December 25, 2018 and the Statement of Assets Acquired and Liabilities Assumed of Granite City as of March 9, 2020 included in this Current Report on Form 8-K/A of BBQ Holdings, Inc.  We consent to the incorporation by reference of said report in the Registration Statements of BBQ Holdings, Inc. on Forms S-3 (File No. 333-224919,) and on Forms S-8 (File No. 333-226816, File No. 333-208261, File No. 333-204015, File No. 333-176278 and File No. 333-124985).

/s/ Schechter, Dokken, Kanter, Andrews & Selcer, Ltd.

Minneapolis, Minnesota

May 22, 2020